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                                                                      EXHIBIT 5

                     Opinion of Rebecca J. Del Medico, P.A.
                            [Letterhead of Attorney]

                                  April 4, 2001

GlobalBot Corp.
1250 East Hallandale Blvd., Suite #602,
Hallandale, Florida 33009

Re: Registration Statement on Form 10-SB

Gentleman:

         This opinion is submitted pursuant to applicable rules of the Securities and Exchange Commission with respect to the registration by GlobalBot Corp. (the "Company") of its $.0001 common stock (the "Common Stock") pursuant to a Registration Statement on Form 10-SB.

         In my capacity as counsel to the Company, I have examined the original, certified, conformed, or other copies of the Company's Certificate of Incorporation, Bylaws and corporate minutes provided to me by the Company. In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to me as conformed, Photostat or other copies. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon. Based upon and in reliance of the foregoing, I am of the opinion that the Common Stock has been and upon issuance will be, validly issued, fully paid and non-assessable. I hereby consent to the use of this opinion in the Registration Statement on Form 10-SB to be filed with the Commission.

Rebecca J. Del Medico, P.A.


By: /s/ Rebecca J. Del Medico